Exhibit 5.2

[LETTERHEAD OF NEXSEN PRUET, PLLC]

September 27, 2013

VIA ELECTRONIC MAIL

Horsehead Metal Products, Inc.

484 Hicks Grove Road

Mooresboro, NC 28114

RE:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Horsehead Metal Products, Inc., a North Carolina corporation (the “Guarantor”), a subsidiary of Horsehead Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2013 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the additional co-registrants, including the Guarantor. The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules”), of an unspecified amount of (a) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), (b) shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (c) depositary shares representing fractional interests in shares of Preferred Stock evidenced by depositary receipts of the Company (the “Depositary Shares”), (d) warrants to purchase debt or equity securities of the Company (the “Warrants”), (e) subscription rights to purchase Common Stock or other securities of the Company (the “Subscription Rights”), (f) debt securities of the Company (the “Debt Securities”), (g) guarantees of the Debt Securities by certain subsidiaries of the Company (the “Guarantees”), (h) share purchase contracts of the Company (the “Share Purchase Contracts”) and (i) share purchase units (the “Share Purchase Units” and together with the Common Stock, the Preferred Stock, the Depositary Shares, the Warrants, the Subscription Rights, the Debt Securities, the Guarantees and the Share Purchase Contracts, the “Securities”) in one or more offerings from time to time on a delayed or continuous basis (the “Offerings”) for an aggregate amount not to exceed $200,000,000 or such larger amount as may be permitted to be registered pursuant to Rule 462(b) of the Rules.

For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Guarantor, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

September 27, 2013

In our examination, we have assumed without independent verification (i) the legal capacity and competency of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such latter documents and (v) the power and authority of all persons other than the Guarantor signing such documents to execute, deliver and perform under such documents, and the valid authorization, execution and delivery of such documents by such other persons. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Guarantor and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein and subject to completion of the corporate or other entity action proposed to be taken by the Guarantor, we are of the opinion that:

1. The Guarantor is a corporation validly existing and in good standing under the laws of the State of North Carolina.

2. The Guarantor has the corporate power to enter into and perform its obligations under each form of the Securities.

3. The approval of each form of Security by the Guarantor does not, and the execution and delivery of the Guarantees by the Guarantor will not, violate (a) any law, rule or regulation of governmental authorities (other than those of counties, towns, municipalities and special political subdivisions) of the State of North Carolina applicable to the Guarantor in transactions of this type (such laws, rule and regulations are referred to in this opinion as “Applicable Laws”); or (b) Guarantor’s articles of incorporation or bylaws.

4. No consent, waiver, approval, authorization or order of any court or governmental authority of the State of North Carolina is required pursuant to any Applicable Law in connection with Guarantor’s approval of each form of Security.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

A. We have assumed that: (i) the terms of the Securities shall not violate any applicable law, any debt securities of the Guarantor or result in a default or breach of any agreement binding upon the Guarantor, and comply with any requirement or restriction imposed by any court or other governmental body having jurisdiction over the Guarantor; (ii) all Securities have been or will be issued and sold, and shall be resold, in compliance with applicable federal and

September 27, 2013

state securities laws and solely in the manner stated in the Registration Statement and the appropriate offering documents; (iii) with respect to the Guarantee, if applicable, the Trustee has been properly qualified under the Trust Indenture Act of 1939, as amended; (iv) value has been given to the Guarantor pursuant to each Security; (v) each Security is enforceable obligations of the respective parties; and (vi) the Guarantor has paid all income taxes, fines, jeopardy or fraud assessments, and interest due from it and payable to the State of North Carolina.

B. This opinion is limited to the current laws of the State of North Carolina and the current judicial interpretations thereof and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

Very truly yours,

/s/ Nexsen Pruet, PLLC

Nexsen Pruet, PLLC

Ernest C. Pearson, Member